Exhibit 99.4

Dear worldwide Synplicity employees,

Today marks a milestone in our fourteen year history with the announcement that Synplicity has agreed to be acquired by Synopsys for $8.00 per share in cash.  This is a great opportunity for two technology leaders to come together to address the needs of our worldwide customers and address larger market opportunities.

Over the next few days much will be written and said on the proposed merger of Synplicity with Synopsys. But, what you won’t read about in the press is how this historic event will affect you, so I want to share my thoughts on why this acquisition is in the best interest of you, our employees.

I believe that this acquisition offers tremendous opportunities for our team in a number of ways. Synopsys is recognized as the technology leader in EDA with expansive global reach and a broad arsenal of industry leading products. Combining our solutions will accelerate our growth.  Working for a market leader and a larger organization will provide new opportunities, greater responsibilities, access to new technologies, and expanded career paths.

When the acquisition is closed, I will assume the role of VP and General Manager of a new business unit within Synopsys, but I will continue to do what I’ve been doing to grow our business.  Our founder and CTO, Ken, will continue on in his role and also assume a larger role in systems and software over time.

Our companies will operate as separate entities as the transaction goes through regulatory review, shareholder approval and other closing processes. We currently expect the transaction to close in the second quarter of this year. At that time Synplicity would become part of Synopsys.  In the meantime, it’s business as usual— try to focus on meeting your current business commitments.  It is important for us to continue to work toward achieving our plans as we operate as an independent company.

We will hold a meeting/call today at 3PM and we will repeat the event tomorrow morning to share information and answer questions.  Please review the Frequently Asked Questions (FAQs) about this merger, which are attached to this email.  Additionally, Aart deGeus, Synopsys’ Chairman and CEO, will be joining us tomorrow, Friday, at 2PM to share his views on our merger.

Alisa, Ken, and I would like to thank our extraordinary team of employees for building a great company. We have accomplished a tremendous amount over the past fourteen years and you can be very proud of your individual and our collective accomplishments. You have helped build a company that is one of the most respected and admired in the software industry. This merger is the next step in fulfilling our vision. I look forward to working with you as we continue our growth and success.

Warm regards,

Gary